WELD ASIA ASSOCIATES (AF2026)

(Registered with US PCAOB and Malaysia MIA)

13-8, The Boulevard Office, Mid Valley City,

Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia.

T : (603) 2284 5126 ; (603) 2284 6126

F : (603) 2284 7126

E : info@weldaudit.com

W : www.weldaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

BOSY, HOLDINGS CORP.

We consent to the inclusion in the Registration Statement on Form S-1 Amendment No.3 of BOSY HOLDINGS CORP. of our report dated January 13, 2016, relating to our audit of the balance sheet of BOSY HOLDINGS CORP. as of December 31, 2015, and the related statement of operations, stockholders' equity, and cash flows for the period from June 23, 2015 (inception) through December 31, 2015.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/S/WELD ASIA ASSOCIATES
WELD ASIA ASSOCIATES Date: March 30, 2016 Kuala Lumpur, Malaysia